Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Transition Report of Contango Oil & Gas Company on Form 10-K for the six months in the period ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Contango Oil & Gas Company on Form S-3 (File No. 333-193613), effective January 28, 2014, Form S-4 (File No. 333-189302), effective October 1, 2013 and Form S-8 (File No. 333-170236), effective October 29, 2010.

/S/ GRANT THORNTON LLP

Houston, Texas
March 3, 2014